Exhibit 15.1. Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying balance sheet of Revelstoke Industries, Inc. (a development stage company) as of November 30, 2005 and the related statement of operations for the three and six months ended November 30, 2005 and the statement of cash flows for the three and six month periods ended November 30, 2005. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of Revelstoke Industries, Inc. (a development stage company) as of May 31, 2005 and the related statements of operations, cash flows, and stockholders’ equity for the year then ended (not presented herein); and in our report dated July 14, 2005, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of May 31, 2005, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Note 1 of the Company’s audited financial statements as of May 31, 2005, and for the year then ended discloses that the Company has suffered recurring losses from operations and has no established source of revenue at May 31, 2005. Our auditors’ report on those financial statements includes an explanatory paragraph referring to the matters in Note 1 of those financial statements and indicating that these matters raised substantial doubt about the Company’s ability to continue as a going concern. As indicated in Note 1 of the Company’s unaudited interim financial statements as of November 30, 2005, and for the three and six months then ended, the Company has continued to suffer recurring losses from operations and still has no established source of revenue at November 30, 2005. The accompanying interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully Submitted,

/s/    MacKay LLP, Chartered Accountants
Vancouver, British Columbia, Canada

January 19, 2006